SCHEDULE A
Advisory Fee Schedule

Fund	Annual Advisory Fee
Brown Advisory Growth Equity Fund(1)	0.60%
Brown Advisory Flexible Equity Fund(2)	0.50%
Brown Advisory Small-Cap Growth Fund	0.85%
Brown Advisory Small-Cap Fundamental Value Fund	0.85%
Brown Advisory Maryland Bond Fund	0.30%
Brown Advisory Intermediate Income Fund	0.30%
Brown Advisory Strategic Bond Fund	0.40%
Brown Advisory Equity Income Fund	0.60%
Brown Advisory Tax-Exempt Bond Fund	0.30%
Brown Advisory Sustainable Growth Fund(3)	0.60%
Brown Advisory Emerging Markets Select Fund	0.90%
Brown Advisory – WMC Strategic European Equity Fund	0.90%
Brown Advisory Mortgage Securities Fund	0.30%
Brown Advisory Total Return Fund	0.30%
Brown Advisory Global Leaders Fund	0.65%
Brown Advisory Sustainable Bond Fund	0.30%
Brown Advisory Mid-Cap Growth Fund	0.65%
Brown Advisory – Beutel Goodman Large-Cap Value Fund	0.45%

(1)
The contractual advisory fee is set at 0.60% of the first $1.5 billion of the Brown Advisory Growth Equity Fund's average daily net assets, 0.55% of the Fund's average daily net assets over $1.5 billion to $3 billion, 0.50% of the Fund’s average daily net assets over $3 billion to $6 billion, and 0.45% of the Fund's average daily net assets over $6 billion.

(2)
The contractual advisory fee is set at 0.50% of the first $150 million of the Brown Advisory Flexible Equity Fund's average daily net assets, 0.45% of the Fund's average daily net assets over $150 million to $250 million, 0.40% of the Fund’s average daily net assets over $250 million to $1 billion, and 0.38% of the Fund's average daily net assets over $1 billion.

(3)
The contractual advisory fee is set at 0.60% of the first $1.5 billion of the Brown Advisory Sustainable Growth Fund's average daily net assets, 0.55% of the Fund's average daily net assets over $1.5 billion to $3 billion, 0.50% of the Fund’s average daily net assets over $3 billion to $6 billion, and 0.45% of the Fund's average daily net assets over $6 billion.

As approved by the Board of Trustees:  May 2, 2012.
As amended by the Board of Trustees:  September 12, 2019.